Exhibit 10.1

August 8, 2014

RE: Award Modification Letter

Dear Award Holder:
We make reference to your Performance Share Unit grant (“PSU Award”) under the Chrysler Group LLC 2012 Long Term Incentive Plan (the “2012 LTIP”) and related award agreement(s) thereunder (“PSU Agreement”). Capitalized terms used herein that are not otherwise defined shall have the meanings assigned them in the 2012 LTIP or PSU Agreement, as applicable.
Notwithstanding anything in the 2012 LTIP or your PSU Agreement to the contrary, and in lieu of any other award or payment you would otherwise be entitled to thereunder, you will be entitled to receive a payment equal to two-thirds of the Performance Share Units granted under your PSU Award, based on the December 31, 2013 Value of a Unit of $10.47 (the “Special Payment”). The Special Payment will be paid to you on the “Settlement Date” (which will occur between January 1 and March 15, 2015), provided you remain an employee of Chrysler through the Settlement Date. You will not be eligible for the Special Payment if your employment terminates for any reason before the Settlement Date.
The Special Payment represents full settlement and satisfaction of any rights you may have under your PSU Award or in respect of your Performance Share Units. Your PSU Agreement shall be amended, effective August 8, 2014 (the “Amendment Date”), in accordance with Section 16 of the 2012 LTIP and Section 11 of your PSU Agreement, subject to your electronic acceptance and non-revocation of this Award Modification Letter as of the Amendment Date. Except as set forth above, your PSU Agreement remains unchanged in any way.

CHRYSLER GROUP LLC

Mike Keegan